UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
INFORMATION REQUIRED IN PROXY STATEMENT

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SCHEDULE 14A
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Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.      )
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

THE ST. JOE COMPANY

(Name of Registrant as Specified in its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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RECENT DEVELOPMENTS
In connection with the Definitive Proxy Statement furnished by The St. Joe Company (the “Company”) for its Annual Meeting of Shareholders to be held on May 17, 2011, these additional materials provide information on certain changes to the management of the Company that occurred on April 11, 2011.
Departure of Certain Executive Officers
On April 11, 2011, the Company entered into Separation Agreements with each of William S. McCalmont, Executive Vice President and Chief Financial Officer; Roderick T. Wilson, President — West Bay Sector; and Rusty Bozman, Senior Vice President — Corporate Development, regarding their separation from employment with the Company. The separation of Messrs. Wilson and Bozman is effective as of April 11, 2011, and Mr. McCalmont will remain as an officer and employee of the Company through May 20, 2011. The Company does not anticipate hiring additional personnel to fill these executive positions.
The Separation Agreements document the amounts payable to the executives pursuant to their existing employment agreements that were entered into several years prior to the recent changes in the Company’s Board of Directors and executive leadership. The Separation Agreements provide for the following payments to Messrs. McCalmont, Wilson and Bozman:
•	a severance payment in the amount of $1,463,000 for Mr. McCalmont, $1,127,680 for Mr. Wilson, and $840,000 for Mr. Bozman, payable six months after separation;

•	the portion of any annual bonus the executive would have earned in 2011 pro-rated through the separation date, payable no later than March 15, 2012;

•	a retirement plan continuation payment in the amount of $306,696 for Mr. McCalmont, $264,521 for Mr. Wilson, and $108,788 for Mr. Bozman, payable six months after separation;

•	continuation and payment of certain health and welfare insurance benefits through March 3, 2013; and

•	up to $20,000 as reimbursement for outplacement services.
The Separation Agreements also provide for a general release by the executive of claims against the Company, mutual non-disparagement provisions, confidentiality obligations, cooperation requirements, and non-compete and non-solicitation provisions. Mr. McCalmont’s Separation Agreement also provides that he will provide consulting services to the Company for a period of six months following his separation of employment in exchange for a monthly consulting fee of $8,000.
Appointment of Chief Financial Officer
Effective as of May 21, 2011, Janna L. Connolly, the Company’s Senior Vice President and Chief Accounting Officer since 2007, has been appointed as the Company’s Senior Vice President and Chief Financial Officer. Ms. Connolly, age 55, has approximately 30 years of financial and accounting experience and previously served as Vice President and Controller of the Company from December 2000 to May 2007. She joined the Company in November 1996 as Controller. There will be no change to Ms. Connolly’s compensation or employment agreement in connection with her new position.